Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Vertex, Inc. of our report dated March 16, 2022 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Vertex, Inc. for the year ended December 31, 2021, and to the reference to us under the heading "Experts" in the prospectus.

Crowe LLP

New York, New York

July 15, 2022